EXHIBIT 99.1

Left Behind Games Inc. – CEO Update Information Letter

Dear Fellow Stockholder ,

The last two months have been very busy with a lot of progress made towards the company reaching profitability as follows:

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filed our 10-K annual audit in mid-July;

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filed our 10-Q quarterly review just two days ago;

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released our anticipated game, Keys of the Kingdom, to welcome gamers aged 7 to 72.

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earlier this week, we acquired the rights to distribute two new Charlie Church Mouse DVD titles; based upon the popular Christian television show which airs three times per week on DayStar Network and TBN. We plan to distribute these titles through our distribution network of thousands of retail locations;

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reduced our operational staff and expenses further, seeking lower overhead, which is now currently estimated at $65,000 per month; approximately $780K per year;

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just negotiated and signed an agreement with our former master distributor, CokeM, which results in a reduction of the company’s account payables and accrued expenses by more than $900K; reducing our overall accounts payable to $1.1MM;

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Following discussions with our audit firm's tax expert, it is possible/probable that the value of the tax losses to the company in the future could be as high as/amount to $4MM;

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the company was in default on up to 8 loans. Three of these loans have been extended beyond the current quarter, and the remaining 5 have been resolved in a verbal agreement between the company and Meyers & Associates. Once formalized, the company shall have no outstanding defaults;

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this week, we shipped 10,000 of our trial demo discs to Air1 Radio Sponsored Christian music event featuring the top Christian music artists Switchfoot and Third Day; everyone attending will get a trial game; we have inventory of more than another 100,000 of these discs for similar events;

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the company’s new website is live: www.inspiredmedia.com;

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the company’s new game, Keys of the Kingdom, is available as a FREE Beta Demo at http://www.inspiredmedia.com/keys;

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we re-released the LEFT BEHIND Trivia Game www.inspiredmedia.com/trivia as part of our new online marketing program.

Unfortunately, we are still experiencing cash flow problems due to difficulties in recovering payments due to us by some of our retailers/distributors and have recently appointed a collection agency to assist us with this before starting a more comprehensive internal program; hence we are seeking to raise additional capital to fund the development of the Nintendo Wii version of our Keys of the Kingdom game. This capital could be raised either through a deal with a mainstream game publisher or, preferably, from our existing investors under special terms we are currently working on. Please let me know if you are interested in participating in this.

We have taken the approach of continuing to minimize expenses while seeking to expand distribution of our new game “Keys of the Kingdom” and the two new “Charlie Church Mouse” DVDs. Starting this week, we will seek a distribution partner to publish a mainstream market version of Keys of the Kingdom for the Nintendo Wii. So far, more than 30 million Nintendo Wii console units have been sold. With continued hard-work and diligence, management believes the company will break-through to profitability this year and expand operations based upon measurable results indicated by the marketplace.

Thank you for your continued support as a valued shareholder.

Sincerely,

/s/ Troy A Lyndon

Chief Executive Officer

Left Behind Games Inc.

This letter may contain certain “forward-looking statements” that are based on the Company’s current expectations, assumptions, estimates and projections about its business and industry.  various words, including, but not limited to, “may,” “expects,” “plans,” “anticipates,” “intends,” “will or would,” and similar expressions (modified as may be required by the context) are intended to identify “forward-looking statements.”  There can be no assurance that any of such statements will accurately predict future events, and actual results are subject to various risks and uncertainties that could cause the Company’s actual results to differ significantly and materially from those reflected in any forward-looking statements.

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